Exhibit 5.1

D +1 284 852 7309
E michael.killourhy@ogier.com

Reference: 500484.00001/MJK/DNM

31 July 2023

GDEV Inc.

2nd Floor, Water’s Edge Building

Wickhams Cay II

Road Town

Tortola, VG1110

British Virgin Islands

Dear Sirs

GDEV Inc., incorporated in the British Virgin Islands with company number 2053442 (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement filed or to be filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form F-3 (the Registration Statement), relating to the issue by the Company of up to 12,499,993 ordinary shares (the Public Warrant Shares) issuable upon the exercise of certain public warrants (the Warrants), pursuant to their terms and the warrant agreement (the Warrant Agreement) in respect thereof, to purchase ordinary shares.

This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

1	Documents

In preparing this opinion, we have reviewed copies of the following documents:

(a)the Registration Statement;

(b)the Warrant agreement (as defined in the Registration Statement);

(c)        (i)         the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 29 June 2023;

(ii)        the public information revealed from searches (the Court Searches) of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (JEMS) by the Registry of the High Court of the Virgin Islands on 29 June 2023,

(each of the searches in (c)(i) and (ii) together and including as both updated on 31 July 2023, the Public Records);

(d)	a registered agent’s certificate issued by the Company’s registered agent dated 26 June 2023 (the Registered Agent’s Certificate); and
(e)

written resolutions of the director(s) of the Company containing resolutions of the director(s) of the Company at the relevant time dated 30 January 2021, 21 May 2021, 11 July 2022 and 27 July 2023, approving and/or ratifying, inter alia, the Registration Statement (the Resolutions).

We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1 above. In particular, but without limitation, we have not examined any documents referred to within the Registration Statement save as expressly referred to above and our opinion is limited accordingly.

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the Registered Agent's Certificate without further enquiry and upon the following assumptions, which we have not independently verified:

(a)	all parties to the Registration Statement (other than the Company) have the capacity, power and authority to exercise their rights and perform their obligations under such Registration Statement;
(b)	the Registration Statement has been or, as the case may be, will be duly authorised by or on behalf of all relevant parties (other than the Company);
(c)	copies of documents or records provided to us are true copies of the originals which are authentic and complete;
(d)

all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the documents we have reviewed are the true signatures of the persons authorised to execute the same;

(e)	the Resolutions remain in full force and effect;
(f)	the accuracy and completeness of the Registered Agent's Certificate as at the date hereof; and
(g)

the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records.

3	Opinion

Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that the Public Warrant Shares which are to be issued pursuant to the Warrants, in each case when the Warrants are exercisable under their and the terms of the Warrant Agreement, have been duly authorised for issue and, when issued by the Company in accordance with the terms of the Warrant Agreement, and duly registered in the Company’s register of members, will be, subject to payment of the exercise price therefor under the terms of the Warrants, validly issued, fully paid and non-assessable.

4	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);
(b)	in relation to any representation or warranty made or given by the Company in the Registration Statement; or
(c)

as to the commerciality of the transactions envisaged in the Registration Statement or, save as expressly stated in this opinion, whether the Registration Statement and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Registration Statement.

5	Governing Law and Reliance
(a)

This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein.  This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

(b)

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the legal matters section of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

// OGIER

Ogier